Exhibit 99.1

Contacts:

Media	Investors
Jim Gill	Robert J. Marshall Jr.
574-372-1984	574-371-8042
james.gill@zimmer.com	robert.marshall@zimmer.com

Zimmer Holdings Names Paul Bisaro to Board of Directors

(WARSAW, IN) December 16, 2013—Zimmer Holdings, Inc. (NYSE and SIX: ZMH), a global leader in musculoskeletal care, today announced that Paul Bisaro, Chairman, President and Chief Executive Officer of Actavis plc (NYSE: ACT), has been appointed to its Board of Directors.

Mr. Bisaro has served as President and Chief Executive Officer and a member of the board of directors of Actavis (formerly Watson Pharmaceuticals, Inc.), a global, integrated specialty pharmaceutical company, since 2007. He was appointed Chairman in October 2013 following the company’s acquisition of Warner Chilcott plc. During his tenure as CEO, the company’s revenues have grown from approximately $2 billion to anticipated pro forma revenue of approximately $11 billion in 2013. Actavis has global headquarters in Dublin, Ireland and U.S. administrative headquarters in Parsippany, New Jersey. The company markets products in more than 60 countries and has more than 30 manufacturing and distribution facilities around the world. In driving Actavis’ evolution, Mr. Bisaro has championed six significant acquisitions, most recently completing the acquisition of Warner Chilcott, which has transformed the Company’s U.S. brands business into the leadership position in Women’s Health and the third largest specialty pharmaceutical business in the United States. Combined, Actavis and Warner Chilcott have a portfolio of more than 25 brand pharmaceutical products in various stages of development, with approximately 16 in Women’s Health.

“Paul Bisaro brings a wealth of experience leading highly respected global pharmaceutical companies and a strong track record of growth and international expansion; his perspective as a healthcare industry veteran will be instrumental to Zimmer’s Board of Directors,” said Larry Glasscock, Chairman of the Board. “We are delighted that Paul has agreed to join the Board and we look forward to his contribution in guiding Zimmer’s long-term strategic vision.”

Prior to joining Actavis, Mr. Bisaro served as President, Chief Operating Officer and a member of the board of directors at Barr Pharmaceuticals, Inc. from 1999 to 2007, and as General Counsel from 1992 to 1999. Prior to joining Barr, Mr. Bisaro was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds, from 1989 to 1992.

Mr. Bisaro holds a Juris Doctor from The Catholic University of America in Washington, D.C. and earned his undergraduate degree in General Studies at the University of Michigan. He currently serves on the Board of Visitors of The Catholic University of America, Columbus School of Law.

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2012 sales were approximately $4.5 billion. The Company is supported by the efforts of more than 9,000 employees worldwide.